UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2012

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 818.871.1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Agreement and Plan of Merger Relating to Proposed Acquisition of Anue Systems, Inc.

Ixia, a California corporation (the “Company”), entered into an Agreement and Plan of Merger dated as of May 4, 2012 (the “Merger Agreement”) with Anue Systems, Inc., a Delaware corporation (“Anue”), Emily Acquisition Corp., a Delaware corporation and a direct and wholly owned subsidiary of the Company (“Acquisition Subsidiary”), and Alexander Pepe, as the initial representative of the stockholders of Anue and of the holders of outstanding options and warrants to purchase shares of Anue common stock, par value $0.001 per share (“Anue Common Stock”).

Subject to the terms and conditions of the Merger Agreement, Acquisition Subsidiary will merge with and into Anue, with Anue being the surviving corporation and becoming a wholly owned subsidiary of the Company (the “Merger”). The Company will pay total cash consideration of $145 million, subject to adjustment based on Anue’s net working capital and taxes payable as of the closing date (as so adjusted, the “Merger Consideration”). At the effective time of the Merger, each issued and outstanding share of Anue Common Stock and each outstanding option or warrant to acquire shares of Anue Common Stock will be cancelled and converted into a right to receive a portion of the Merger Consideration.

On the closing date, the amount of $14 million of the Merger Consideration will be placed into escrow with a third party escrow agent for the satisfaction of claims made by the Company under the Merger Agreement. On December 31, 2012, the escrow will be reduced to $9,333,334, except to the extent there are claims then pending against the amount to be released. On the 18-month anniversary of the closing date, the amount then remaining in escrow will be released to the Company’s former security holders except to the extent there are claims then pending against such amount.

The Merger Agreement contains customary representations, warranties, covenants and indemnities of each of Anue and the Company. The Merger Agreement also contains certain termination rights for each of the Company and Anue and, in the event of the termination of the Merger Agreement under certain circumstances, the Merger Agreement provides for Anue to pay to the Company a termination fee in the amount of $4,350,000.

Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of Anue collectively holding more than 70% of the outstanding shares of Anue Common Stock have entered into agreements with the Company and Anue. Pursuant to such agreements, the stockholders made certain representations and warranties and agreed to certain indemnities, covenants and releases for the benefit of the Company and Acquisition Subsidiary. In addition, certain stockholders of Anue have entered into four-year non-compete agreements with the Company that will become effective upon the closing of the Merger. Ten Anue employees have also entered into employment agreements that will become effective upon the closing.

The Merger Agreement has been approved by the Boards of Directors of both the Company and Anue. The consummation of the Merger is subject to customary closing conditions, including expiration or termination of the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Merger Agreement provides for the closing to occur on May 31, 2012, or on such other date (which shall in any event be within five business days after the satisfaction or waiver of all applicable conditions to closing set forth in the Merger Agreement, subject to certain exceptions) as may be agreed among the Company, Acquisition Subsidiary and Anue, provided that the parties have certain rights to terminate the Merger Agreement if the closing does not occur on or before December 31, 2012.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Form 8-K”).

Item 7.01.	Regulation FD Disclosure.

On May 7, 2012, the Company issued a press release announcing that it had entered into an agreement to acquire Anue Systems, Inc. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibit

The following Exhibit 2.1 is filed, and the following Exhibit 99.1 is furnished, as a part of this Form 8-K:

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of May 4, 2012, by and among the Company, Anue Systems, Inc., Emily Acquisition Corp. and Alexander Pepe, as the Representative (schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish a copy of any such schedule supplementally to the Commission upon request)

99.1	Press Release regarding the proposed acquisition of Anue Systems, Inc., as issued by the Company on May 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: May 7, 2012	By:	/s/ Ronald W. Buckly
Ronald W. Buckly Senior Vice President, Corporate Affairs and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of May 3, 2012, by and among the Company, Anue Systems, Inc., Emily Acquisition Corp. and Alexander Pepe, as the Representative (schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish a copy of any such schedule supplementally to the Commission upon request)

99.1	Press Release regarding the proposed acquisition of Anue Systems, Inc., as issued by the Company on May 7, 2012